Exhibit 99.1

                        Uranium Resources, Inc. Announces
                   Revenue Up Over 300% in First Quarter 2007


    -- Revenue increased 328% to $4.6 million on higher prices and increased sales

    --  Production nearly doubles to 109,000 pounds U(3)O(8)

    -- New Mexico property value increases with royalty interest estimated in excess of $75 million



    LEWISVILLE, Texas--(BUSINESS WIRE)--May 10, 2007--Uranium
Resources, Inc. (NASDAQ: URRE) ("URI"), a uranium exploration, development and mining company, announced today its financial results for the first quarter of 2007.

    Revenue for the first quarter of 2007 increased 328% to $4.6 million from $1.1 million in the 2006 first quarter. During the quarter, URI sold 79,700 pounds of uranium at an average price of $57.41 per pound U3O8 compared with 65,600 pounds U3O8 at an average price of $16.29 per pound in the first quarter of 2006. Net loss for the first quarter of 2007 was $1.4 million, or $0.03 per diluted share, compared with a net income of $32.2 million, or $0.73 per diluted share, for the same period in 2006. Exclusive of the effects of a $34.3 million non-cash gain on derivatives in the first quarter of 2006, the $1.4 million loss, or $0.03 per diluted share, in the first quarter of 2007 compares with a loss of $2.1 million, or $0.05 per diluted share, in 2006.

    The average cost of pounds sold in the first quarter of 2007 was $41.09 compared with $32.62 in 2006. Of the 79,700 pounds sold in the first quarter of 2007, 39,000 pounds were higher cost 2006 year-end inventory, which was at a cost of $41.11. The balance was from the older PAA1 and PAA2 wellfields at Kingsville Dome. Partially reflecting the lower costs of the new PAA3 wellfield at Kingsville Dome, the finished uranium inventory of 68,400 pounds as of March 31, 2007 was held at an average cost of $30.49 per pound.

    URI produced 109,000 pounds U3O8 during the first three months of 2007, a 96.8 % increase from the 55,400 pounds produced in the first quarter of 2006. Not included in the quarter's production was U3O8 extracted but not yet processed and dried in the quarter which increased in-process inventory. Production costs for the quarter were $34.44 per pound compared with $38.55 per pound in the same quarter of 2006. Production for the first quarter of 2007 was comprised of 44,100 pounds from Vasquez and 64,900 pounds from Kingsville. The Kingsville Dome production included 16,300 pounds of high cost production from the old PAA1 and PAA2 wellfields, and 48,600 pounds from PAA3, which commenced production in late February. Production in 2006 was all attributable to the Vasquez project.

    URI's cash burn rate for the first quarter of 2007 averaged approximately $1.2 million per month. The cash balance at March 31, 2007 was $16.6 million. Given URI's current market-related sales prices and projected production costs in the range of $25 to $30 per pound, the Company expects to realize margins after royalties in the range of $40 per pound in coming months. As a result, the Company now has the ability to build cash moving forward.

    Texas Operations Update

    During the first quarter, the Company began the process of completing the updating and retrofitting of its Rosita plant and has invested $1.1 million in the project. Following completion of the retrofitting, including the installation of a new dryer, Rosita production is expected to begin by the end of the year.

    The on-going drillout program to date has delineated just over 1 million pounds of in-place reserves at Kingsville Dome and 600,000 pounds U3O8 at Rosita. Additional reserves can be expected as the drillout program continues. Current and expected reserves should be sufficient to produce at least 400,000 to 500,000 pounds per year through 2009.

    In addition, URI has begun to acquire prime exploration targets in South Texas. Thus far the Company has picked up 5,500 acres on two exploration properties, including the mineral rights on land close to the Rosita project. Higher production levels over the next three years and beyond will depend on the success of our ongoing exploration program.

    During the first quarter of 2007, the Company began to experience operational problems with its yellowcake dryer. As a result of the lower operating efficiency, production for April, the first month of the second quarter, was 41,800 pounds U3O8 dried product, which did not include an in-process inventory of 28,400 pounds waiting to be further processed and dried. A replacement dryer is scheduled to begin operation at the end of May. Once started, the new dryer should allow the in-process inventory to be eluted and dried within the first month of operation.

    Wellfield 14 is scheduled to be turned on following the completion of the new dryer installation. Wellfield 15 is scheduled to come on line late in the third quarter.

    Dave Clark, President of Uranium Resources, said, "We continue to meet our goals in Texas to increase production while lowering costs. Our efforts have put us in a strong financial position where we can now concentrate on how to invest the cash we can now generate. We have already begun to invest in our future by aggressively acquiring new exploration targets in Texas."

    New Mexico Value Increases with Royalty

    As part of the land acquisition from the Santa Fe Railroad Company in 1997, the Company acquired certain royalty interests previously held by Santa Fe. Included in this acquisition was a royalty interest on a partial section of the Mount Taylor project owned by Rio Grande Resources, a division of General Atomics.

    During URI's ongoing evaluation of its extensive database, the Company reviewed a report prepared by an independent geologic consultant in March 1979 that indicated an increase in the property's uranium resources. URI owns a 16.5 percent royalty to be applied to the value of mined ore, which is determined using a formula that is based on the average ore grade and market price. Based on the information in the independent geologic report, a market price of $120 per pound and a projected ore grade of 0.45% U3O8, the Company projects the royalty could have a value to the Company in excess of $75 million.

    During the quarter, the Company continued to increase its staff in New Mexico to aid in the evaluation of its extensive database. Its immediate focus is centered on finding mineable reserves in the Ambrosia Lake district.

    URI and Itochu have agreed to extend the decision date for the preliminary investment decision for the Churchrock joint venture from May 2 until August 1. The extension is mutually beneficial to both companies.

    Mr. Clark concluded, "In New Mexico, the mining of our database continues to provide many positive surprises, like the Santa Fe royalty. I have no doubt we will add significantly to our reserves as we continue this evaluation. We also continue to work with our partner Itochu, who has proven to be valuable in helping us advance our interests in New Mexico. We believe we are well on the way to reach our goal to produce 10 million pounds per year by 2014 while increasing our reserve base up to 200 million to 300 million pounds U(3)O(8)."

    Teleconference and Webcast

    The Company is hosting a teleconference and webcast at 10:00 a.m. EDT, Friday, May 11, 2007. During the teleconference, David Clark, President and Chief Operating Officer, will review the financial and operating results for the first quarter 2007 and discuss URI's corporate strategy and outlook. A question-and-answer session will follow. The URI conference call can be accessed by calling (973) 582-2854 approximately 20 minutes prior to the call. Alternatively, it can be listened to at the Company's website at http://www.uraniumresources.com. Participants should go to the website 10 - 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.

    An archive of the teleconference can also be heard by calling
(973) 341-3080 and entering passcode 8774005. The telephonic replay will be available from 1:00 p.m. EDT the day of the teleconference until 11:59 p.m. Friday, June 8, 2007. The archived webcast will be at http://www.uraniumresources.com. A transcript of the call will also be posted, once available.

    ABOUT URANIUM RESOURCES, INC.

    Uranium Resources Inc. explores for, develops and mines uranium. Since it's incorporation in 1977, URI has produced over 7 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas where the Company currently has ISR mining projects. URI also has 183,000 acres of uranium mineral holdings and 91.7 million pounds of non-reserve mineralized material in New Mexico that includes the proposed ISR project at Church Rock. The Company acquired these properties over the past 20 years along with an extensive information database. URI's strategy is to capitalize on the strong global market for uranium by fully exploiting its resource base in Texas and New Mexico, acquiring new assets and through joint ventures or partnerships.

    Safe Harbor Statement

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as "expects," "estimates," "projects," "anticipates," "believes," "could," and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company's mineralized uranium materials, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties, potential for production by others in order to receive royalties, revenue, cash generation and profits are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the spot price of uranium, weather conditions, operating conditions at the Company's mining projects, government regulation of the mining industry and the nuclear power industry, the world-wide supply and demand of uranium, availability of capital, timely receipt of mining and other permits from regulatory agents and other factors which are more fully described in the Company's documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company's underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company's forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.



                       URANIUM RESOURCES, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS
                             (Unaudited)

                                               Three Months Ended
                                                   March 31,
                                           ---------------------------
                                               2007         2006
                                           ---------------------------
Revenues:
Uranium sales--                            $ 4,574,167  $  1,068,589
                                           ---------------------------
Total revenue                                4,574,167     1,068,589
Costs and expenses:
Cost of uranium sales--
Royalties and commissions                      438,976        79,435
Operating expenses                           1,787,063     1,523,592
Accretion/amortization of restoration
 reserve                                       170,180       132,974
Depreciation and depletion                   1,487,049       616,839
Gain on derivatives                                 --   (34,294,072)
                                           ---------------------------
Total (gain on) cost of uranium sales        3,883,268   (31,941,232)
                                           ---------------------------
Earnings from operations before corporate
 expenses                                      690,899    33,009,821

Corporate expenses--
General and administrative                   2,212,092     1,056,752
Depreciation                                    21,162         5,971
                                           ---------------------------
Total corporate expenses                     2,233,254     1,062,723
                                           ---------------------------
Earnings (loss) from operations             (1,542,355)   31,947,098

Other income (expense):
Interest expense                                (7,866)       (2,739)
Interest and other income, net                 129,762       213,787

Net earnings (loss)                        $(1,420,459) $ 32,158,146
                                           ===========================

Net earnings (loss) per common share:*
Basic                                      $     (0.03) $       0.79
                                           ===========================
Diluted                                    $     (0.03) $       0.73
                                           ===========================

Weighted average common shares and
common equivalent shares per share data:*
Basic                                       51,795,006    40,954,437
                                           ===========================
Diluted                                     51,795,006    44,221,134
                                           ===========================

* Net earnings (loss) per share and
 weighted average common shares information reflects the effect of a reverse 1 for 4 stock split made effective April 11, 2006.
The accompanying notes to financial statements are an integral part of these consolidated statements.




                       URANIUM RESOURCES, INC.
                     CONSOLIDATED BALANCE SHEETS
                               ASSETS

                                            March 31,    December 31,
                                              2007          2006
                                           ------------ -------------
                                           (Unaudited)
Current assets:
Cash and cash equivalents                  $16,560,467  $ 20,176,771

Receivables, net                             1,119,337       713,529
Uranium and materials/supplies inventory     2,085,010     1,603,585
Prepaid and other current assets               401,388       410,000
                                           ------------ -------------
Total current assets                        20,166,202    22,903,885
                                           ------------ -------------

Property, plant and equipment, at cost:
Uranium properties                          71,434,781    67,153,797
Other property, plant and equipment            573,018       465,613
Less-accumulated depreciation, depletion
 and impairment                            (51,634,112)  (49,423,848)
                                           ------------ -------------
Net property, plant and equipment           20,373,687    18,195,562

Other assets                                 2,256,497     2,369,434
Long-term investment:
Certificate of deposit, restricted           2,519,006     2,467,491
                                           ------------ --------------
                                           $45,315,392  $ 45,936,372
                                           ============ ==============


The accompanying notes to financial statements are an integral part of these consolidated statements.




                       URANIUM RESOURCES, INC.
                     CONSOLIDATED BALANCE SHEETS
                 LIABILITIES AND SHAREHOLDERS' EQUITY

                                             March 31,   December 31,
                                               2007          2006
                                           ------------- -------------
                                            (Unaudited)
Current liabilities:
Accounts payable                           $  2,021,701  $  1,994,184
Current portion of restoration reserve        1,327,026     1,520,192
Accrued interest and other accrued
 liabilities                                  1,005,811       816,877
Current portion of long-term debt               236,993       201,804
                                           ------------- -------------
Total current liabilities                     4,591,531     4,533,057
                                           ------------- -------------

Other long-term liabilities and deferred
 credits                                      3,924,077     3,998,229

Long-term debt, less current portion            659,416       635,691
Commitments and contingencies (Notes 1, 2
 and 3)
Shareholders' equity:
Common stock, $.001 par value, shares
 authorized: 200,000,000; shares issued
 and outstanding (net of treasury shares):
 2007--51,797,339; 2006--51,791,339              51,835        51,829
Paid-in capital                             127,044,297   126,252,871
Accumulated deficit                         (90,946,346)  (89,525,887)
Less: Treasury stock (38,125 shares), at
 cost                                            (9,418)       (9,418)
                                           ------------- -------------
Total shareholders' equity                   36,140,368    36,769,395
                                           ------------- -------------
                                           $ 45,315,392  $ 45,936,372
                                           ============= =============


The accompanying notes to financial statements are an integral part of these consolidated statements.




                       URANIUM RESOURCES, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Unaudited)

                                               Three Months Ended
                                                   March 31,
                                           ---------------------------
                                               2007         2006
                                           ---------------------------

Net earnings (loss)                        $(1,420,459) $ 32,158,146
Reconciliation of net earnings (loss) to
 cash provided by (used in) operations--
Gain on derivatives                                 --   (34,294,072)
Accretion/amortization of restoration
 reserve                                       170,180       132,974
Depreciation and depletion                   1,508,211       622,810
Decrease in restoration and reclamation
 accrual                                      (330,720)     (247,817)
Stock compensation expense                     773,672       396,899
Other non-cash items, net                      152,738       108,727

Effect of changes in operating working
 capital items--
Increase in receivables                       (405,808)     (372,937)
(Increase) decrease in inventories             198,886       (31,791)
Increase in prepaid and other current
 assets                                       (132,793)      (84,025)
Increase in payables, accrued liabilities
 and deferred credits                          216,451     1,320,623
                                           ---------------------------
Net cash provided by (used in) operations      730,358      (290,463)

Investing activities:
Increase in certificate of deposit,
 restricted                                    (51,515)     (158,631)
Additions to property, plant and
 equipment--
Kingsville Dome                             (1,763,946)   (3,289,633)
Vasquez                                       (248,952)     (923,407)
Rosita                                      (1,093,373)      (70,493)
Rosita South                                  (539,537)           --
Churchrock                                    (211,389)     (171,686)
Crownpoint                                     (29,871)      (47,292)
Other property                                (353,424)     (434,855)
Other assets                                    (4,257)           --
                                           ---------------------------
Net cash used in investing activities       (4,296,264)   (5,095,997)

Financing activities:
Payments on borrowings                         (68,158)         (782)
Issuance of common stock, net                   17,760            --
                                           ---------------------------
Net cash used in financing activities          (50,398)         (782)
                                           ---------------------------
Net decrease in cash and cash equivalents   (3,616,304)   (5,387,242)
Cash and cash equivalents, beginning of
 period                                     20,176,771     5,852,716
                                           ---------------------------
Cash and cash equivalents, end of period   $16,560,467  $    465,474
                                           ===========================

The accompanying notes to financial statements are an integral part of these consolidated statements.




    CONTACT: Investors:
             Kei Advisors LLC
             Deborah K. Pawlowski/James M. Culligan
             716-843-3908/716-843-3874
             dpawlowski@keiadvisors.com / jculligan@keiadvisors.com or
             Media:
             DW Turner
             Kristin Jensen, 505-888-5877 / 505-363-1496
             kjensen@dwturner.com
             or
             Company:
             Uranium Resources, Inc.
             David N. Clark, 361-883-3990
             President and COO